UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/14/2007

Wave Wireless Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-25356

Delaware	77-0289371
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6080 Center Drive, Suite 600
Los Angeles, California 90045
(Address of principal executive offices, including zip code)

310-242-5698
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.03.    Bankruptcy or Receivership

On June 14, 2007, the United States Bankruptcy Court for the District of Delaware entered its Findings of Fact, Conclusions of Law and Order Confirming Amended Joint Chapter 11 Plan of Reorganization Proposed By the Registrant and the Official Committee of Unsecured Creditors [Docket Number 232 in Case Number 06-11267(PJW)] (the "Confirmation Order"). The Confirmation Order approved the Amended Joint Plan of Reorganization Proposed By the Registrant and the Official Committee of Unsecured Creditors as attached as Exhibit A to the Confirmation Order (the "Plan"). The purpose of the Plan is to restructure the Registrant's outstanding indebtedness and resolve the Registrant's liquidity concerns, thereby enhancing the recovery for the Registant's creditors and enabling the Registrant to continue as a going concern, with operations that are far more limited in breath and scope than prior to the petition date. Under the Plan, SDS Capital Group SPC, LTD. ("SDS") will become the owner of not less than 70% of the issued and outstanding shares of Common Stock, depending on participation in the equity financing, described below. All existing equity interests in the Registrant will be cancelled. The Registrant estimates that SDS has waived $600,000 or more of its secured claim against the Registrant in exchange for the grant of new Common Stock, as described below, and the releases set forth in the Plan.

All priority unsecured claims and administrative claims will be paid in full, through either: (i) payment on the effective date of the Plan; (ii) payment through an escrow account established with the Plan Administration Trust (as defined in the Plan); or (iii) payment from the reorganized Registrant following the allowance of a claim. To facilitate a distribution to the Registrant's general unsecured creditors, the Plan calls for the formation of a Plan Administration Trust. The initial funding for the Plan Administration Trust will be $250,000.00 less certain professional fees and other charges set forth in more detail in the Plan. This initial funding will be provided from funds that were otherwise distributable to SDS. The Plan Administration Trust will be responsible for, among other things, objecting to general unsecured claims and making distributions, as appropriate, to holders of general unsecured claims. The Plan also permits general unsecured claimants and preferred shareholders to participate in an equity financing ("Equity Financing"), pursuant to which each party is permitted to purchase a portion of 30,000 shares of new Common Stock at $1.00 per share, based upon the terms and conditions set forth in the Plan.

Pursuant to the terms of the Plan and the Registrant's proposed Amended Certificate of Incorporation, the Registrant will have authorized 250,000 shares of Common Stock. Under the Plan, the Registrant will issue 100,000 shares of Common Stock, 70,000 shares of which will be issued to SDS, and the remaining 30,000 will be issued to participants in the Equity Financing.

As of May 31, 2007, the total assets of the Registrant were approximately $3.2 million, and the total liabilities were approximately $4.5 million.

Item 8.01.    Other Events

See Item 1.03 above.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wave Wireless Corporation

Date: June 19, 2007	By:	/s/ Daniel W. Rumsey
Daniel W. Rumsey
Chief Restructuring Officer